Registration No. 333-________
Filed April 27, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HealthWarehouse.com, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2413505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7107 Industrial Road, Florence, KY	41042
(Address of Principal Executive Offices)	(Zip Code)

2014 Stock Equity Plan
(Full Title of the Plan)
Lalit Dhadphale President and Chief Executive Officer HealthWarehouse.com, Inc. 7107 Industrial Road Florence, Kentucky 41042 (800) 748-7001	Copies to: Kenneth B. Tabach, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500
(Name, Address and Telephone Number of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer      ☐                                                                                  Accelerated filer                            ☐
Non-accelerated filer        ☐                                                                                  Smaller reporting company          ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock $.001 par value	6,000,000	$0.16	$960,000	$111.56

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the 2014 Stock Equity Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock, par value $.001 per share (the “Common Stock”), of HealthWarehouse.com, Inc. (“HealthWarehouse.com, Inc.” or the “Company”) pursuant to 17 C.F.R. §230.416(a).

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h)(1) promulgated under the Securities Act of 1933, as amended (“Securities Act”).  The Proposed Maximum Offering Price Per Share is equal to the average of the high and low prices of the Common Stock on April 22, 2015 as reported by the OTCQB Market.

__________________________________

This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. 230.462.

PART I

Item 1.        Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*
________________

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2014;

(b)
All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the financial statements in the Form 10-K referred to in clause (a) above;

(c)	The description of the Common Stock of the Company contained in the Company’s Registration Statement on Form SB-2 filed with the Commission on April 22, 2005, as amended.

(d)
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in this registration statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.        Description of Securities.

Not applicable since the Company’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.  Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

Insurance.  The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit No.	Exhibit

5.0	Opinion of Silver, Freedman, Taff & Tiernan LLP as to legality of the Common Stock

10.0	2014 Stock Equity Plan (1)

23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibit 5.0)

23.2	Consent of Marcum LLP

24.0	Power of attorney for any subsequent amendments is located in the signature pages
_______________

(1)
Incorporated by reference from the Company’s Definitive Proxy Statement for the annual meeting of stockholders held on October 17, 2014 (Commission File No. 001-43527) filed with the Commission on September 26, 2014.

Item 9.        Undertakings.

The undersigned Registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Florence, Kentucky, on this 27th day of April 2015.

HEALTHWAREHOUSE.COM, INC.

By: /s/   Lalit Dhadphale
  Lalit Dhadphale
  President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Lalit Dhadphale his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ Lalit Dhadphale Lalit Dhadphale	Director, President and Chief Executive Officer (principal executive, financial and accounting officer)	April 27, 2015

/s/ Youssef Bennani Youssef Bennani	Director	April 27, 2015

/s/ Joseph Savarino Joseph Savarino	Director	April 27, 2015

/s/ Ambassador Ned L. Siegel Ambassador Ned L. Siegel	Director	April 27, 2015